Exhibit 99.1

THE READER’S DIGEST ASSOCIATION

ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION

AND DETERMINATION OF CONSIDERATION

WITH RESPECT TO ITS 6½% SENIOR NOTES DUE 2011

PLEASANTVILLE, NEW YORK — February 8, 2007 — The Reader’s Digest Association (NYSE: RDA), announced today that with respect to its previously announced tender offer and consent solicitation for any and all of its outstanding 6½% senior notes due 2011 (CUSIP No. 755267AC5) (the “Notes”), RDA has received valid tenders and consents representing a majority of the aggregate principal amount of Notes outstanding not owned by RDA or its affiliates as of the Consent Date (as defined below).  RDA also announced today that it executed the supplemental indenture relating to the Notes, which is expected to become operative after, among other things, the Expiration Date (as defined below). The tender offer and consent solicitation are being conducted in connection with the previously announced acquisitions of RDA by an investor group led by Ripplewood Holdings L.L.C. (the “Merger”).

The consent payment deadline pursuant to the terms of the offer to purchase and consent solicitation statement expired at 5:00 p.m., New York City time, on February 7, 2007 (the “Consent Date”), at which time RDA had received tenders of, and consents related to, $299,890,000 aggregate principal amount of the Notes, representing approximately 99.96% of the aggregate principal amount of the Notes outstanding. Rights to withdraw tendered Notes and to revoke delivered consents terminated on the Consent Date.

RDA also announced today the determination of the consideration payable in accordance with the terms of the offer to purchase and consent solicitation statement for the Notes.  Holders who validly tendered and did not withdraw their Notes and related consents before the Consent Date will receive, for each $1,000 principal amount of Notes tendered, Total Consideration (as defined below) equal to $1,039.95, which includes a $30 consent payment (the “Consent Payment”).  Holders who tender their Notes and deliver their consents after the Consent Date, but before 8:00 a.m., New York City time, on February 23, 2007 (unless extended or earlier terminated by RDA, the “Expiration Date”), will receive, for each $1,000 principal amount of Notes tendered, tender offer consideration equal to $1,009.95 (which is the Total Consideration less the Consent Payment).  Accrued and unpaid interest will be paid on all Notes tendered and accepted for purchase.

The Total Consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn was calculated, as described in the offer to purchase and consent solicitation statement, dated January 25, 2007, based in part on the 4.625% U.S. Treasury Note due February 29, 2008 (the “Reference Security”).  The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not withdrawn pursuant to the tender offer is the price (rounded to the nearest cent per $1,000 principal amount of Notes) equal to (i) the sum of (a) the present value determined in accordance with standard market practice of $1,032.50 (the amount payable on March 1, 2008, the first date on which the Notes are redeemable (the “Earliest Redemption Date”)) plus (b) the present value of the interest on the Notes that would be payable on, or accrue from, the most recent interest payment date for such Notes prior to the Settlement Date (the “Settlement Date”) until the Earliest Redemption Date, determined on the basis of a yield (the “Tender Offer Yield’’) to the Earliest Redemption Date equal to the sum of (x) the bid-side yield (the “Reference Yield”) on the Reference Security based on the bid price for the Reference Security as of 10:00 a.m., New York time, today, plus (y) 50 basis points, minus (ii) accrued and unpaid interest on the Notes from the most recent interest payment date for the Notes prior to the Settlement Date to, but not including, the Settlement Date.  The Reference Yield and the Tender Offer Yield used to calculate the Total Consideration are 5.058% and 5.558%, respectively.  Holders whose Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest in respect of such purchased Notes from the last interest payment date to, but not including, the Settlement Date for Notes purchased in the tender offer.  The Settlement Date is expected to be the same day as the Expiration Date, or promptly thereafter.

J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the dealer managers for the tender offer and the consent solicitation.  Questions or requests for assistance may be directed to J.P. Morgan Securities Inc. at (212) 270-3994 (call collect) or to Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 654-8637 (toll-free) or (212) 449-4914 (call collect).  Requests for documentation may be directed to the information agent, Global Bondholder Services Corporation, at (866) 470-4300 (toll-free) or at (212) 430-3774 (banks and brokerage firms).

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes.  That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement, as amended and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.  The information in this news release is qualified by reference to the offer to purchase and consent solicitation statement and the related letter of transmittal.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements.  Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the Merger and other information relating to the Merger.  Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “will,” “plan,” “intend,” “project” and similar expressions.  You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control.  Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions and our ability to successfully complete the tender offer.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission (“SEC”) filings, including our Annual Report on Form 10-K for our fiscal year ended June 30, 2006.  Copies of this document as well as other SEC filings can be obtained from our website at http://www.rda.com.  We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

ABOUT THE READER’S DIGEST ASSOCIATION, INC.

The Reader’s Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world.  RDA had revenues of $2.4 billion for the fiscal year ended June 30, 2006.  RDA’s corporate website is http://www.rda.com.

CONTACT:
Media, William Adler,
+1-914-244-7585,
william.adler@rd.com, or
Investor Relations,
Richard Clark,
+1-914-244-5425,
richard.clark@rd.com,
both of The Reader’s Digest Association, Inc.